EXHIBIT 8.1

Legal Opinion of Jay R. Eaton, P.C., Tax Counsel

EATON & O' LEARY. PLLC

ATTORNEYS-AT-LAW

115 Grove Avenue

Prescott, Arizona 86301

Jay R. Eaton *                                                                                       Telephone (928) 445-1856

William J. O'Leary *                                                                               Facsimile  (928) 445-1782

* A PROFESSIONAL CORPORATION

February 8, 2005

Board of Directors

BINGO.com, INC.

1166 Alberni Street, Suite 1405

Vancouver, British Columbia

CANADA  V6E 3Z3

RE:       Agreement and Plan of Merger

            Our File No. 243-0

Dear Board of Directors:

            We have acted as counsel to Bingo.com, Inc., a Florida Corporation ("Bingo.com, Inc."), in connection with the proposed merger (the "Merger") of Bingo.com, Inc. with and into Bingo.com, Ltd., an Aguilla, British West Indies International Business Company ("Bingo.com, Ltd."), pursuant to the terms of the Agreement and Plan of Merger dated as of October 15, 2004 (the "Agreement").  The Agreement is discussed in the Registration Statement, Form S-4 dated February 8, 2005, as amended, filed by Bingo.com, Inc. with the Securities and Exchange Commission  (the "Registration Statement").  This Opinion is being rendered pursuant to your request.

            In connection with this Opinion, we have examined draft copies of the Agreement, Registration Statement, and other documents we have deemed necessary or appropriate in order to enable us to render the opinion below.  In rendering the opinion set forth below, we have relied upon certain representations and covenants of Bingo.com, Inc.

            In rendering our Opinion, we have considered the applicable provisions of the Internal Revenue Code 1986, as amended ("IRC"), Treasury Regulations, pertinent Judicial authorities,

interpretive rulings of the Internal Revenue Service and other such authorities as we have considered relevant.

            Based upon and subject to the foregoing, we are of the opinion that the Merger will, under current law, constitute a reorganization under IRC Section 368(a)(1)(F), and that Bingo.com, Inc. and Bingo.com, Ltd., will each be a party to the reorganization within the meaning of IRC Section 368(b).  We are also of the opinion that IRC Section 367(a) will apply to the Merger, as there is an outbound transfer of assets from Bingo.com, Inc. to Bingo.com, Ltd.

            The Merger will have the following Federal Income Tax consequences for Bingo.com, Inc. and its shareholders:

1)   Pursuant to IRC Section 367(a) Bingo.com, Inc., will recognize taxable gain to the extent that the fair market value of its assets exceed the historical basis of such assets upon completion of the Merger.

2)   Pursuant to IRC Section 354, no gain or loss will be recognized by holders of the common stock of Bingo.com, Inc., as a result of exchange of such shares for shares of Bingo.com, Ltd. pursuant to the Merger, except that gain or loss will be recognized on the receipt of cash, if any, received in lieu of fractional shares.  Treasury Regulation Section 1.367(a) - 3(d)(3), ex. 12, provides that IRC Section 354, which contains the general rule that shareholders do not recognize gain or loss in a reorganization transaction, is not an exchange which is subject to IRC Section 367(a).

3)   The tax basis of the common shares of Bingo.com, Ltd. received by each shareholder of Bingo.com, Inc., will equal the tax basis of such shareholder's shares of Bingo.com, Inc., exchanged in the Merger, reduced by any amount allocable to fractional share interests for which cash is received.

4)   The holding period for the shares of Bingo.com, Ltd., received in the Merger by each shareholder of Bingo.com, Inc., will be the holding period of such shareholders shares of Bingo.com, Inc.

Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, local or Foreign, of the Merger or of any transactions related to the Merger or contemplated by the Agreement.

We hereby consent to the use of this Opinion as an exhibit to Bingo.com, Inc.'s S-4 Registration Statement filed pursuant to the Securities Exchange Act of 1933, as amended, and to the reference of our name in the S-4 Registration Statement constituting a part of such Registration Statement under the heading "Legal Matters".

Sincerely,

 /s/ Jay R. Eaton

Jay R. Eaton